ARTICLES SUPPLEMENTARY TO
                          ARTICLES OF INCORPORATION OF
                      FINANCIAL STRATEGIC PORTFOLIOS, INC.

      Financial  Strategic   Portfolios,   Inc.,  a  Maryland  corporation  (the
"Corporation"), having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue, both before and after creation of a new Class J Common Stock, is 1 billion (1,000,000,000) shares of Common Stock. Prior to creation of a new Class J Common Stock, the Corporation's Common Stock was divided into nine (9) classes consisting of 100 million (100,000,000) shares of Class A Common Stock, 100 million (100,000,000) shares of Class B Common Stock, 100 million (100,000,000) shares of Class C Common Stock, 100 million (100,000,000) shares of Class D Common Stock, 100 million (100,000,000) shares of Class E Common Stock, 100 million (100,000,000) shares of Class F Common Stock, 100 million (100,000,000) shares of Class G Common Stock, 100 million (100,000,000) shares of Class H Common Stock, and 100 million (100,000,000) shares of Class I Common Stock. The Corporation is now creating a new Class J Common Stock, consisting of 100 million (100,000,000) shares. Both before and after creation of the new Class J Common Stock, shares of Common Stock, regardless of class, have a par value of 1 cent ($.01) per share, with the aggregate par value of the Corporation's 1 billion authorized shares of Common Stock being 10 million dollars ($10,000,000).

     SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     THIRD: The total number of shares of capital stock that the Corporation has authority to issue has not been increased or decreased by the board of directors, but it has authorized in accordance with Section 2-105(c) of the Maryland General Corporation Law the issuance of 100 million (100,000,000) shares of the new Class J Common Stock.

     IN  WITNESS   WHEREOF,   the  undersigned   have  executed  these  Articles
Supplementary this 19th day of December, 1990.


                          FINANCIAL STRATEGIC PORTFOLIOS, INC.

                          By:  /s/ John M.  Butler
                               -------------------
                               John M. Butler, President

ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary

      I, John M. Butler, being the duly elected, qualified and acting President of Financial Strategic Portfolios, Inc., and being duly sworn upon my oath, depose and say that the Board of Directors, by proper resolution, duly authorized the above and foregoing Articles Supplementary of the Articles of Incorporation, and the matters and facts as set forth in said Articles Supplementary of the Articles of Incorporation are true and were duly authorized by said Board of Directors.


                                   /s/ John M. Butler
                                   ------------------
                                   John M. Butler

STATE OF COLORADO          )
                           ) ss.
CITY AND COUNTY OF DENVER  )

     The foregoing Articles of Amendment were acknowledged before me this l9th day of December, 1990, by John M. Butler as President and Glen A. Payne as Secretary of Financial Strategic Portfolios, Inc., a Maryland corporation, on behalf of the corporation.

     Witness my hand and official seal.


                                   /s/ Cheryl K. Howlett
                                   ---------------------
                                   Notary Public

My Commission Expires:

February 18, 1991